Exhibit 10.36
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                             Escalade, Incorporated
                   Schedule of Executive Officer Compensation

         The compensation for the executive officers of Escalade, Incorporated consists primarily of base salary, incentive profit sharing bonuses and stock option grants.

Base Salary

         In general, base salaries are set at the beginning of each year based upon the Company's income level generated in the prior year, any changes in the level of responsibility and the subjective individual performance review conducted by the Company's Compensation Committee. The 2007 base salaries for the Companies executive officers are as follows:

            Name                        Position                                        Annual Base Salary
            ------------------------------------------------------------------------------------------------
            Robert Griffin              Chairman of the Board                                $  53,500
            Daniel A. Messmer           President and Chief Executive Officer                $ 247,500
            Terry Frandsen              VP Finance, CFO                                      $ 181,500

Bonuses

         Each of the Company's subsidiaries has an incentive profit sharing plan where bonuses are primarily based upon the subsidiary's earnings before interest, taxes and amortization (EBITA) return on equity and EBITA return on assets. The Company's Compensation Committee establishes target levels for each of these components for each subsidiary, based upon suggested levels provided by management. If the target level is met or exceeded, a bonus pool is established for payment to the subsidiary's employees and an additional 20% is payable to the Parent Company executives. The Company in turn distributes such incentive compensation to the Company's executive officers as determined by the Compensation Committee of the Board of Directors.

Stock Options

         Executive officers of the Company are also eligible to receive grants of stock options pursuant to the Company's 1997 Incentive Stock Option Plan, which was approved by the Company's shareholders. The Company's Compensation Committee makes annual discretionary awards of stock options after consideration of the performance of both the individual and the Company.

Additional Benefits

         The Company's executive officers are also eligible to participate in the Company's deferred compensation plan, and earn interest annually on amounts deferred under that plan. Executive officers also receive Company contributions to their 401(k) retirement plan and the Company pays group term life insurance benefits on their behalf.

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